EXHIBIT 99.1

PRESS RELEASE

EMCORE Announces Appointment of Noel Heiks to its Board of Directors

ALHAMBRA, Calif., September 13, 2019 -- EMCORE Corporation (NASDAQ: EMKR), a leading provider of advanced Mixed-Signal Optics products that provide the foundation for today’s leading-edge defense systems and high-speed communication network infrastructures, today announced the appointment of Noel Heiks to its Board of Directors.

Ms. Heiks has extensive executive management and entrepreneurial experience in high tech companies, including defense and optoelectronics companies. From March 2018 to April 2019, Ms. Heiks served as President and Chief Operating Officer of Duos Technologies, a leader in artificial intelligence and machine learning for inspection and security applications. From August 2017 until March 2018, Ms. Heiks served as Interim Chief Executive Officer of MVTRAK, an early stage health monitoring company. In 2008, Ms. Heiks founded Nuvotronics, a manufacturer of radar and wireless systems for defense and telecom organizations, serving as its Chief Executive Officer and then board member until its eventual acquisition by Cubic Corporation in March 2019. In 1996, Ms. Heiks founded Haleos, a manufacturer of microfabricated optoelectronics components, and served as its Vice President until its eventual acquisition by Rohm & Haas in 2002, where she went on to serve as Marketing Director of Rohm and Haas (now Dow Chemical) from 2002 until 2007.

Ms. Heiks holds a B.S. degree in Physics and an M.S. degree in Electrical Engineering from Virginia Tech University and holds approximately 30 awarded or pending patents.

“We are extremely pleased to have Noel join us,” said Dr. Gerald Fine, EMCORE's Chairman of the Board. “Noel’s significant experience managing high growth defense and optoelectronics companies positions her well to make valuable contributions to EMCORE and our Board of Directors.”

About EMCORE
EMCORE Corporation is a leading provider of advanced Mixed-Signal Optics products that provide the foundation for today’s leading-edge defense systems and high-speed communication network infrastructures. Our optical chips, components, subsystems and systems enable broadband and wireless providers to continually enhance their network capacity, speed and coverage to advance the free flow of information that empowers the lives of millions of people daily. The Mixed-Signal Optics technology at the heart of our broadband transmission products is shared with our fiber optic gyros and military communications links to provide the aerospace and defense markets state-of-the-art systems that keep us safe in an increasingly unpredictable world. EMCORE’s performance-leading optical components and systems serve a broad array of applications including cable television, fiber-to-the-premise networks, telecommunications, data centers, wireless infrastructure, satellite RF fiber links, navigation systems and military communications. EMCORE has fully vertically integrated manufacturing capability through its world-class Indium Phosphide (InP) wafer fabrication facility at our headquarters in Alhambra, California and is ISO 9001 certified in Alhambra and at our facility in Beijing, China. For further information about EMCORE, visit http://www.emcore.com.

Contact:
EMCORE Corporation
Tom Minichiello
(626) 293-3775
investor_emkr@emcore.com

Sapphire Investor Relations, LLC
Erica Mannion or Michael Funari
+1-617-542-6180
investor_emkr@emcore.com